EXHIBIT 2.2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of April 17, 2008 by and among vFinance, Inc., a Delaware corporation (the “Company”), National Holdings Corporation, a Delaware corporation (“Parent”), and vFin Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used and not defined in this Amendment shall have the meanings assigned to them in the Agreement.

WITNESSETH:

WHEREAS, Parent, Merger Sub and the Company entered into the Agreement and Plan and Merger dated as of November 7, 2007 (the “Agreement”) pursuant to which Merger Sub is to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions of the Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Amendment, and deem it advisable and in the best interests of each corporation and its respective stockholders to amend the Agreement, on the terms and conditions specified herein;

WHEREAS, pursuant to Section 6.1(a)(ii) of the Agreement, the Agreeing Party is not permitted to incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith which do not exceed $50,000 in the aggregate;

WHEREAS, the Company, Parent and Merger Sub desire to waive Section 6.1(a)(ii) as specifically set forth herein;

WHEREAS, pursuant to Section 8.1(k) of the Agreement, the obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to, among other things, Parent having completed a private placement of equity and/or equity-related securities of Parent resulting in gross proceeds (prior to commissions, if any, fees and expenses) of at least $3 million;

WHEREAS, Parent has completed a private placement (the “Parent Financing”) of a 10% Senior Subordinated Convertible Promissory Note and a warrant to purchase 375,000 shares of common stock of Parent at $2.50 per share resulting in gross proceeds (prior to commissions, if any, fees and expenses) of $3 million upon the terms set forth in the Securities Purchase Agreement dated as of March 31, 2008, by and between Parent and St. Cloud Capital Partners II, L.P;

WHEREAS, in the event that the Company should desire to pursue additional financing prior to the consummation of the Merger, it desires to obtain from Parent and Merger Sub their waiver of applicable provisions of the Agreement should the Company issue additional equity, convertible debt and/or equity-related securities of the Company (“Company Securities”); provided that any such issuance of Company Securities results in gross proceeds (prior to commissions, if any, fees and expenses) of no more than $2 million and is upon terms having substantially similar economic impact as the Parent Financing.

WHEREAS, pursuant to Section 8.1(e) of the Agreement, the obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to, among other things, Parent having entered into a written employment agreement with Levin, substantially in the form attached thereto as Exhibit C (the “Levin Agreement”);

WHEREAS, pursuant to Section 8.1(i) of the Agreement, the obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to, among other things, there being in full force and effect a voting agreement among Goldwasser, Sokolow and Dewey, substantially in the form attached thereto as Exhibit G (the “Director Voting Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to modify the Levin Agreement and the Director Voting Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Debt Financings. Pursuant to Section 10.3 of the Agreement,

(a) the Company absolutely and unconditionally waives Sections 6.1(a)(ii)(B), 6.1(c) and 6.1(h) as it relates to the Parent Financing; and

(b) Parent and Merger Sub absolutely and unconditionally waive Sections 6.1(a)(ii)(B), 6.1(c) and 6.1(h) as it relates to any future issuance by the Company of Company Securities resulting in gross proceeds (prior to commissions, if any, fees and expenses) of no more than $2 million upon terms having a substantially similar economic impact as the Parent Financing, as determined by the mutual agreement of the Company, the Parent and Merger Sub.

(c) Upon completion of the Merger, the Parent will assume the obligations of the Company under the Company Securities, including, but not limited to, the payment of all principal and interest, if any, the conversion of the Company Securities into the Parent’s Securities in accordance with the Exchange Ratio and the registration under the Securities Act of such Parent Securities pursuant to any registration rights granted to the purchasers of the Company Securities on terms similar to the registration rights set forth in the Parent Financing.

(d) The indebtedness of the Company under the Company Securities that is assumed by the Parent upon completion of the Merger shall rank pari passu with the Other Senior Debt, as such term is defined in that certain 10% Senior Subordinated Convertible Promissory Note in the aggregate principal amount of $3 million dated March 31, 2008 (the “Note”).

(e) Prior to the completion of the Merger, and as a condition to the obligations of the Company to consummate the Merger, the Parent shall amend the Securities Purchase Agreement made as of March 31, 2008 between the Parent and St. Cloud Capital Partners, L.P. and the Note in order to satisfy the Parent’s obligations under Section 1(d) hereof.

2. Private Placement of Equity Securities. The Company, Parent and Merger Sub hereby agree that the closing condition set forth in Section 8.1(k) has been satisfied with the closing of the Parent Financing.

3. Section 8.2. Section 8.2 of the Agreement shall be amended by the addition of the following:

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“(f) The Company shall expend no more than $1,000,000 in broker acquisitions or loans from April 1, 2008 to the Closing Date; and

(g) Company Operating Loss, from April 1, 2008 to the Closing Date, shall not exceed $500,000 in the aggregate. For the purposes this Section 8.2, “Company Operating Loss” shall be defined as the sum of the Company’s consolidated net loss, depreciation and amortization, acquisition cost (broker loan amortization) and option expense recorded pursuant to SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123(R)”).”

4. Section 8.3. Section 8.3 of the Agreement shall be amended by the addition of the following:

“(f) Parent shall expend no more than $1,000,000 in broker acquisitions or loans from April 1, 2008 to the Closing Date; and

(g) Parent Operating Loss, from April 1, 2008 to the Closing Date, shall not exceed $750,000 in the aggregate. For the purposes of this Section 8.3, “Parent Operating Loss” shall be defined as the sum of the Parent’s consolidated net loss, depreciation and amortization, acquisition cost (broker loan amortization) and option expense recorded pursuant to SFAS No. 123(R).”

5. Fractional Shares. Section 2.6 is hereby deleted in its entirety and replaced with the following new Section 2.6:

“Section 2.6 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive from the Exchange Agent in accordance with the provisions of this Section 2.6 one whole share of Parent Common Stock, rounded up to the nearest whole share, for such fractional share.”

6. Modification of Agreements. The Levin Agreement and the Director Voting Agreement attached to the Agreement as Exhibit C and Exhibit G, respectively, are hereby deleted in their entirety and replaced with the new form of agreements attached hereto as Exhibit C and Exhibit G, respectively.

7. Termination. The term “End Date” as defined in Section 9.1(b) of the Agreement shall be amended to August 31, 2008.

8. Other Provisions Unaffected. Except as expressly set forth herein, all other provisions of the Agreement shall remain in full force and effect and unaffected.

9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

10. Entire Agreement.  This Amendment and the Agreement, including all exhibits and schedules thereto, set forth the entire understanding of the parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter.

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11. Signatures. This Amendment shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the parties (or upon such signature pages being sent via e-mail to each of the parties as a portable data format (pdf) file or image file attachment).

12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties to this Amendment need not execute the same counterpart.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

VFINANCE, INC.

By: /S/ LEONARD SOKOLOW
Leonard Sokolow
    Chairman and CEO

NATIONAL HOLDINGS CORPORATION

By: /S/ MARK GOLDWASSER
Mark Goldwasser
Chairman and CEO

VFIN ACQUISITION CORPORATION

By: /S/ MARK GOLDWASSER
Mark Goldwasser
President

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Exhibit C

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of ___, 2008, by and between National Holdings Corporation, a Delaware corporation (the “Company”) and Alan B. Levin (the “Executive”).

Recitals

WHEREAS, the Company wishes to employ the Executive, and Executive wishes to be so employed by the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

Agreement

1.  Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a)  “Accrued Obligations” shall mean:

(i)  any accrued but unpaid salary through the Termination Date;

(ii)  any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)  any benefits provided under the Company’s Executive benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of any Equity Awards in accordance with the terms of such Equity Awards;

(iv)  any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v)  rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)  “Board” shall mean the Board of Directors of the Company.

(c)  “Bonus” shall mean any bonus payable to the Executive pursuant to Section 4(b) hereof.

(d)  “Bonus Period” shall mean each period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the Company’s fiscal year.

(e)  “Cause” shall mean, with respect to the Executive, the following:

(i)  the commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Related Entity or any of its or their respective customers or suppliers; or

(ii)  breach of fiduciary duty, willful misconduct or gross negligence with respect to the Company or any Related Entity; or

(iii)  substantial and repeated failure to perform duties as reasonably directed in writing by the President; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(iv)  material breach of this Agreement; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(v)  any action taken against Executive by a regulatory body or self-regulatory organization that materially impairs the Executive from performing his duty for a period of more than 180 days; or

(vi)  alcoholism or drug addition which materially impairs the Executive’s ability to perform his duties.

An act or failure to act shall not be “willful” if (A) done by the Executive in good faith and (B) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities.

(f)  “Change in Control of the Company” shall mean:

(i)  consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of the Company or any other similar corporate event (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (ii) approval by the Board of Directors of the Company of a complete dissolution or liquidation of the Company; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes, after the Commencement Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company.

(g)  “CFO” shall mean the Chief Financial Officer of the Company.

(h)  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(i)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)  “Commencement Date” shall mean ______ ___, 2008.

(k)  “Confidential Information” shall mean all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business.

(l)  “Disability” shall have the meaning set forth in a policy or policies of long-term disability insurance, if any, the Company obtains for the benefit of itself and/or its employees. If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and any Related Entity, to perform his customary or other comparable duties with the Company and any Related Entity immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.

(m)  “Draw” shall mean a loan or advance versus a Base Salary or other forms of compensation provided for in Section 4(a) hereof.

(n)  “Equity Awards” shall mean any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(o)  “Excise Tax” shall mean any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties incurred by the Executive with respect to any such excise tax.

(p)  “Expiration Date” shall mean the date on which the Term of Employment, including any renewals thereof under Section 3(b) hereof, shall expire.

(q)  “Good Reason” shall mean:

(i)  the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(b) hereof, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii)  any material failure by the Company to comply with any of the provisions of Section 4 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(iii)  the Company’s requiring the Executive to be based at any office or location outside of Broward County or Southern Palm Beach County, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv)  the cessation of the Executive’s position for any reason other than with the Executive’s written consent; or

(v)  any decrease in salary or bonuses payable pursuant to the terms of this Agreement without the Executive’s written consent.

(r)  “Related Entity” shall mean the Company and any direct or indirect subsidiary of the Company or the subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(s)  “Restricted Period” shall be the Term of Employment and the twelve (12) month period immediately following termination of the Term of Employment; provided, however, that if the Company terminates the Executive’s employment for Cause, or Executive terminates his employment without Good Reason, the twelve (12) month period shall be extended to eighteen (18) months.

(t)  “Severance Amount” shall mean 50% of the Executive’s annual Base Salary.

(u)  “Severance Term” shall mean the six (6) month period following the Termination Date.

(v)  “Term of Employment” shall mean the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(w)  “Termination Date” shall mean the date on which the Term of Employment ends.

2.  Employment.

(a)  Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, during the Term of Employment on the terms and conditions set forth herein.

(b)  Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chief Financial Officer and Chief Accounting Officer, and shall have such duties typically associated with such title and shall exercise such power and authority as may from time to time be delegated to him by the President. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its Related Entities, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. The Executive represents that he holds all licenses and regulatory approvals necessary to perform these responsibilities, including holding a Series 27 (“FINOP”) license and if requested by the President, shall also serve as the FINOP of the one or more of the Company’s affiliated broker dealers.

3.  Term.

(a)  Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on the first anniversary of such Commencement Date, unless sooner terminated in accordance with Section 6 hereof.

(b)  Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least three (3) months prior to the Expiration Date of its or his election not to renew the Term of Employment.

(c)   Release. Upon termination of this Agreement in accordance with the terms contained herein, as a condition to receiving any payments or benefits to which he is entitled under the terms of this Agreement, the Executive shall execute and deliver to the Company a release in the form attached hereto as Exhibit A within thirty (30) days following his termination of employment. Such release shall remain in full force and effect so long as the Company is in compliance with its obligations to pay severance and provide the other post-termination benefits hereunder, subject to the Executive continuing to abide by the post-termination obligations and covenants contained herein.

4.  Compensation.

(a)  Base Salary. The Executive shall receive an initial base salary of $180,000 per annum (the "Base Salary"). Such Base Salary shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary and Executive’s other forms of compensation shall be reviewed, at least annually, and may, by action and in the discretion of the Board, be increased (but may not be decreased) at any time or from time to time. In no event shall the Base Salary be deemed a Draw.

(b)   Bonuses. During the Term of Employment, the Executive shall be entitled to receive on a fiscal year basis a cash bonus from the Company determined in the discretion by the Compensation Committee based upon its assessment of the performance of the Executive in the following areas: (A) revenue, net income and revenue growth of the Company, (B) new business development, (C) investor relations, (D) communication with the Board of Directors, (E) communication and collaboration with the other members of the Executive Committee of the Board of Directors, and (F) and other factors including without limitation special projects as assigned by the President, Executive Committee or Board of Directors.

5.  Expense Reimbursement and Other Benefits.

(a)  Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company, including, without limitation, expenses relating to his cell phone and his Blackberry or other similar devices. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)  Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The benefits currently provided by the Company to its Executives are as stated in the Company’s Executive handbook, which is subject to change. In addition, during the Term of Employment, the Company shall pay (at the “Buy-Up Premium” level) all health insurance premiums required to be made on behalf of the Executive and his dependents with respect to their participation in such health plans. Should Executive not want to participate in the Company's health plan, the Company will reimburse Executive for the expense incurred in participating in another plan in an amount not to exceed the cost of participation of Executive and his dependents in the Company’s health plan. Additionally, Executive shall be added as an insured to any director and officer and errors and omissions insurance policy that the Company or any of the Company’s subsidiaries or affiliates hereafter procures.

(c)  Other Benefits. The Executive shall be entitled to three (3) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

6.  Termination.

(a)  General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all positions the Executive holds with the Company or any of its Related Entities. Upon termination of Executive’s employment with the Company pursuant to this Section, all compensation and benefits shall cease to accrue upon discharge of Executive and the Company shall have no further obligations to the Executive or his heirs, administrators, or executors with respect to compensation and benefits thereafter, except to pay the Executive or his heirs, administrators or executors as set forth in this Section.

(b)  Termination by Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause. For purposes of this Section 6(b), any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Obligations, payable as soon as practicable following the Termination Date.

(c)  Disability. The Company shall have the option to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to:

(i)  the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii)  the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iii)  continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(iv)  all Options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(d)  Death. In the event that the Term of Employment is terminated due to the Executive’s death, the estate of the Executive shall be entitled to:

(i)  the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii)  the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iii)  continuation of the health benefits provided to the Executive’s covered dependents under the Company health plans as in effect from time to time after the Executive’s death with the Company paying all premiums relating thereto until eighteen (18) months following the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the covered dependents to elect to continue such health insurance pursuant to COBRA; and

(iv)  all Options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(e)  Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to:

(i)  the Accrued Obligations, payable as soon as practicable following the Termination Date;

(ii)  the Severance Amount, payable in equal monthly installments during the Severance Term;

(iii)  continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) twelve (12) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(iv)  any options granted to Executive to purchase the Company’s common stock prior to or after the date of this Agreement shall immediately vest and be exercisable for a period of six (6) months from the date of the termination; provided, however, such period of six (6) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances.

(f)  Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination due to the Executive’s Termination Without Cause.

(g)  Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h)  Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations.

(i)  Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the six (6) month period immediately following the Change in Control of the Company, then the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination due to the Executive’s Termination Without Cause.

(j)  Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company or any Related Entity may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company or any Related Entity, with respect to any investigation or the Company’s or any Related Entity’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(j) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(j).

7.  Intentionally Omitted.

8.  Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

9.  Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

11.  Arbitration.

(a)  Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except as otherwise provided in Section 11 hereof, the parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in New York County, New York area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 11. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. Except as otherwise provided in Section 11 hereof, by election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b)  Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(c)  Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

12.  Restrictive Covenants.

(a)  Executive recognizes and acknowledges that the Company, Related Entities and their subsidiaries, through the expenditure of considerable time and money, have developed and will continue to develop in the Confidential Information. In consideration of his continued employment by the Company hereunder, Executive agrees that he will not, during the Restricted Period, directly or indirectly, make any disclosure of Confidential Information now or hereafter possessed by the Company, Related Entities, and/or any of their current or future, direct or indirect subsidiaries (collectively, the "Group"), to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Group and to others within or without the Group, as Executive may deem necessary in order to conduct the Group's business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Executive by the Group, is published or becomes part of the public domain through no fault of Executive; which is known to Executive prior to disclosure thereof to him by the Group as evidenced by his written records; or, after Executive is no longer employed by the Group, which is thereafter disclosed to Executive in good faith by a third party which is not under any obligation of confidence or secrecy to the Group with respect to such information at the time of disclosure to him. The provisions of this Section 6 shall continue in full force and effect notwithstanding termination of Executive's employment under this Agreement or otherwise.

(b) Executive agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then during the Restricted Period, Executive shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within twelve (12) months) or then current employee of the Company and/or Related Entities nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit any business with any prior (within twelve (12) months of termination) or then current customer and/or client of the Applicable Entities. In addition, Executive shall not attempt (directly and/or indirectly) to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 12. Given that this Agreement is providing significant benefits to Executive, Executive hereby agrees that during the Restricted Period, without the prior written consent of the Board, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Applicable Entities. For purposes of this section, a business shall be deemed to be in competition with any business of the Applicable Entities if it is materially involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by any member of the Applicable Entities within the same geographic area in which such member of the Applicable Entities effects such purchases, sales or dealings or renders such services; provided, however, that for the period commencing with the termination of Executive's employment, a business shall be deemed to be in competition with any business of the Applicable Entities only if it is materially involved in the retail brokerage business. Notwithstanding the foregoing, Executive shall be allowed to make passive investments in publicly held competitive businesses as long as his ownership is less than 5% of such business.

(c) Executive acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in this Section 12 are a condition of his continued employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. If Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Executive that any such breach or threatened breach would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company.

13.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14.  Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15.  Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier or sent by registered or certified mail, return receipt requested addressed as set forth herein. Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to National Holdings Corporation, 120 Broadway, 27th Floor, New York, NY 10271, Attention: Chief Executive Officer, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16.  Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17.  Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18.  Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.  Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.  No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

21.  Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.  No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

23.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

24.  Indemnification.

(a)  Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, Executive or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(b)  The Company shall pay any expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 24 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 24, together with a reasonable accounting of such expenses.

(c)  The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 24 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(d)  The Company shall make the advances contemplated by this Section 24 regardless of the Executive’s financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 24 shall be unsecured and interest-free.

(e)  The provisions of this Section 24 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NATIONAL HOLDINGS CORPORATION

By:______________________________
Name:____________________________
Title:_____________________________

EXECUTIVE:

_________________________________
ALAN B. LEVIN

EXHIBIT A

FORM OF RELEASE

I, ALAN B. LEVIN, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by National Holdings Corporation., a Delaware corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of ________ 2008 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 6 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2. I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof or (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, FINRA or any other self-regulatory organization or governmental entity.

9. Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under  Section 12 under the Agreement.

10. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(h) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

(j) THIS RELEASE SHALL REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE COMPANY IS IN COMPLIANCE WITH ITS OBLIGATIONS TO PAY SEVERANCE AND PROVIDE THE OTHER POST-TERMINATION BENEFITS UNDER THE AGREEMENT, SUBJECT TO THE EXECUTIVE CONTINUING TO ABIDE BY THE POST-TERMINATION OBLIGATIONS AND COVENANTS CONTAINED IN THE AGREEMENT.

DATE: ___________ __, ______    ______________________________
  Alan B. Levin

NATIONAL HOLDINGS CORPORAION

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this _____day of ___________, 2008 by and among National Holdings Corporation, a Delaware corporation (the "Company"), and the persons listed on Schedule I hereto (individually, a "Director" and collectively the "Directors").

RECITALS:

A. The Directors are the beneficial owners of an aggregate of 2,136,768 shares of the common stock of the Company, par value $.02 per share, including shares underlying the Company’s Series A Preferred Stock (the "Common Stock").

B. The Company has entered into that certain Agreement and Plan of Merger dated as of November 7, 2007 (as the same may be amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”) by and among the Company, vFinance, Inc. (“vFinance”) and VFIN Acquisition Corporation, a wholly-owned subsidiary of the Company (“Merger Sub”) whereby the Merger Sub shall merge with and into vFinance (the "Merger").

C. Pursuant to Section 8.1(i) of the Merger Agreement, it is a condition to the completion of the Merger that the Directors enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Voting.

1.1 Director Shares. Each of the Directors agrees to hold all shares of Common Stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company beneficially owned by each of the Directors after the date hereof (hereinafter collectively referred to as the "Director Shares") subject to, and to vote the Director Shares in accordance with, the provisions of this Agreement.

1.2 Nomination of Directors.

(a) Each of the Directors shall vote and shall take all other necessary or desirable actions within his control, (including, without limitation, execution of written consents or resolutions in lieu of meetings), from time to time and at all times in whatever manner shall be necessary, to ensure that each of the following persons is nominated to serve as a director of the Company: Mark Goldwasser ("Goldwasser"), Leonard Sokolow ("Sokolow"), Christopher C. Dewey (“Dewey”), Charles Modica (“Modica”), Jorge Ortega (“Ortega”), and up to three directors nominated by Goldwasser, who shall be reasonably satisfactory to vFinance (the "Goldwasser Nominated Director") and up to one additional director nominated by Sokolow, who shall be reasonably satisfactory to the Company (together with Modica and Ortega, the “Sokolow Nominated Directors”). In the event that: (i) Goldwasser beneficially owns less than 150,000 shares of the Common Stock, then the other Directors will not be obligated to nominate Goldwasser to serve as a member of the Company's board of directors and the Goldwasser Nominated Directors to serve as members of the Company's board of directors, and, as long as Goldwasser owns more than 150,000 shares of the Common Stock, Goldwasser shall have the right to designate a person (the "Replacement Director") to replace any Goldwasser Nominated Director and, assuming the Replacement Director is reasonably satisfactory to the other Directors, all of the other Directors shall vote to nominate the Replacement Director to the Company's board of directors; (ii) Dewey beneficially owns less than 150,000 shares of the Common Stock, then the other Directors will not be obligated to nominate such person; and (iii) Sokolow beneficially owns less than 150,000 shares of the Common Stock, then the other Directors will not be obligated to nominate such person, or the Sokolow Nominated Directors to serve as members of the Company's board of directors, and, as long as Sokolow owns more than 150,000 shares of the Common Stock, Sokolow shall have the right to designate a Replacement Director to replace a Sokolow Nominated Director and, assuming the Replacement Director is reasonably satisfactory to the other Directors, all of the other Directors shall vote to nominate the Replacement Director to the Company's board of directors.

(b) In the event that the Company’s outstanding Common Stock is listed for trading on AMEX or NASDAQ, the provisions of Section 1.2(a) shall be limited to provide that:

(i) Goldwasser and Sokolow shall have the right to nominate persons to the Company’s board of directors or nominating committee, if any, but the board or nominating committee, if any, shall not be obligated to accept such nominees; and

(ii) In addition to the rights set forth in Section 1.2(b)(i), provided that Messrs. Goldwasser and Sokolow own sufficient voting shares of capital stock of the Company to satisfy the voting rights requirements of the securities exchange on which the Company’s securities are listed, they may mutually agree to designate one person who shall serve on the Company’s board of directors as long as such person is reasonably satisfactory to the Company’s board of directors or nominating committee, if any.

(c) In the event of changes in all of the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares or other similar transactions, the number of shares set forth in Section 1.2(a) hereof, shall automatically be proportionately adjusted.

1.3 Election of Directors.

(a) Each of the Directors shall vote all of his Director Shares and take all other necessary or desirable actions within his control (including, without limitation, execution of written consents or resolutions in lieu of meetings), from time to time and at all times in whatever manner shall be necessary, to ensure that all of the persons nominated to be members of the Company's board of directors pursuant to Section 1.2 hereof are elected as directors of the Company; provided, however, that in the event that the Company’s outstanding Common Stock is listed for trading on AMEX or NASDAQ, a Director’s obligation to vote his Director Shares shall be limited to the election of the Goldwasser Nominated Directors and the Sokolow Nominated Directors and any Replacement Director of either group. If all of the Sokolow Nominated Directors are not accepted by the Company’s board of directors or nominating committee, if any, Sokolow shall not be obligated to vote for the Goldwasser Nominated Directors. Similarly, if the Goldwasser Nominated Directors are not accepted by the Company’s board of directors or nominating committee, if any, Goldwasser and Dewey shall not be obligated to vote for the Sokolow Nominated Directors.

2

(b) The Directors will be present, in person or by proxy, at all meetings of the stockholders of the Company at which directors are elected so that all Director Shares may be counted for the purpose of determining the presence of a quorum at meetings and voted as required herein.

1.4 Legend.

(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Director Shares owned or hereinafter acquired the following restrictive legend (the "Legend"):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b) Except as provided in Section 1.4 (c) hereof, the Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Director Shares theretofore represented by a certificate carrying the Legend.

(c) The Company shall instruct the transfer agent to remove the Legend in the case of a bona fide sale or transfer which does not represent a Negotiated Sale, as such term is defined in Section 1.5 hereof.

1.5 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Director Shares in a private sale or transfer or in a privately negotiated public block sale or transfer (collectively, a “Negotiated Sale”). In the case of a Negotiated Sale, the Company shall not permit the transfer of any of the Director Shares on its books or issue a new certificate representing any of the Director Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Director.

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1.6 Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Merger Agreement, each Director shall exercise the full rights of a holder of capital stock of the Company with respect to the Director Shares.

2.	Termination.

2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) the date of the closing of the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this Section 2.1(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company;

(b) the date as of which all the parties hereto terminate this Agreement by written consent;

(c) the date that all of the Directors beneficially own less than one percent (1%) of the Common Stock; or

(d) upon the fifth anniversary of this Agreement.

2.2 In the event that (i) Goldwasser shall cease to be employed with the Company, then Sokolow’s obligation to vote for Goldwasser and the Goldwasser Nominated Director shall terminate but Goldwasser’s obligation to vote for Sokolow and the Sokolow Nominated Directors shall not be terminated and (ii) Sokolow shall cease to be employed with the Company then Goldwasser’s obligation to vote for Sokolow and the Sokolow Nominated Directors shall terminate but Sokolow’s obligation to vote for Goldwasser and the Goldwasser Nominated Directors shall not be terminated; provided further however, that nothing contained in this Section 2.2 shall prohibit Goldwasser or Sokolow from voting for the other or their nominated directors regardless of the employment status of Goldwasser or Sokolow, as the case may be.

3.	Miscellaneous.

3.1 Director Ownership. Each Director represents and warrants to each other that (a) such Director now owns the Director Shares set forth opposite his name on Schedule I, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Director has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Director enforceable in accordance with its terms.

3.2 Director Further Action. If and whenever the Director Shares are sold, the Directors or the personal representative of the Directors shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Director Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

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3.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4 Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware as such laws apply to agreements to be performed entirely within the State of Delaware.

3.5 Amendment or Waiver. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by all of the parties hereto. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.

3.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.7 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

3.8 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Director Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Director Shares for purposes of this Agreement.

3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

3.10 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.11 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

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3.12 Entire Agreement. This Agreement and the Schedule attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

3.13 Consent To the Exclusive Jurisdiction Of the Courts Of New York; Waiver of Jury Trial; Arbitration.

(a) SUBJECT TO THE ARBITRATION PROVISONS OF SUBSECTION (e) BELOW, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL, STATE AND LOCAL COURTS LOCATED IN THE STATE OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

(b) EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE FEDERAL, STATE AND LOCAL COURTS LOCATED IN THE STATE OF NEW YORK AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS ARTICLE XIV OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 12(k).

(d) EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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(e) Any controversy, dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or validity hereof or any transaction contemplated hereby (any such controversy, dispute or claim being referred to as a “Dispute”) shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules then in force (the “AAA Rules”) of the American Arbitration Association (the “AAA”). There shall be a panel of three arbitrators who shall be appointed pursuant to AAA procedure, in each case, within fifteen (15) business days of receipt of the demand for arbitration by the respondent(s) in any such proceeding. Each of the arbitrators shall be an attorney with no less than fifteen (15) years’ experience in the practice of business law (preferably with experience in the acquisition and financing of businesses such as those engaged in by the Company and the Subsidiaries at the time such dispute arises) who shall not have performed any legal services for any of the parties or person controlled by any of the parties for a period of 5 years prior to the date the demand for arbitration is received by the respondent(s). The situs for an arbitration pursuant to this Section shall be New York, New York. A final award shall be rendered as soon as reasonably possible and, in any event, within ninety (90) days of the appointment of the panel of arbitrators; provided, however, that if the arbitrators determine by majority vote that fairness so requires, such ninety (90) day period may be extended by no more than sixty (60) additional days. The parties agree that the arbitrators shall have the right and power to shorten the length of any notice periods or other time periods provided in the AAA Rules and to implement Expedited Procedures under the AAA Rules in order to ensure that the arbitration process is completed within the time frames provided herein. The arbitration decision or award shall be reasoned and in writing. Judgment on the decision or award rendered by the arbitrators may be entered and specifically enforced in any court having jurisdiction thereof. Notwithstanding the provisions of Section 12(d), any arbitration held pursuant to the provisions of this Section shall be governed by the Federal Arbitration Act. All arbitrations commenced pursuant to this Agreement while any other arbitration hereunder shall be in progress shall be consolidated and heard by the initially constituted panel of arbitrators.

3.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

3.15 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

COMPANY:

National Holdings Corporation

By: ________________________________
Mark Goldwasser, Chairman and CEO

 DIRECTORS:

____________________________________
Mark Goldwasser

____________________________________
Leonard Sokolow

___________________________________
Christopher Dewey

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SCHEDULE I

LIST OF STOCKHOLDERS

Name	No. of Shares
1. Mark Goldwasser	932,473
2. Leonard Sokolow	823,621
3. Christopher C. Dewey	380,674

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